SECURITIES AND EXCHANGE COMMISSION
                          Washington, D. C.  20549

                                  FORM 8-K

                               CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

     Date of Report (Date of Earliest Event Reported):  June 26, 1997


                        TUCSON ELECTRIC POWER COMPANY
                        -----------------------------

           (Exact name of registrant as specified in its charter)


       Arizona                      1-5924                  86-0062700
(State of Incorporation)   (Commission File Number)      (IRS Employer
                                                       Identification No.)


                220 West Sixth Street, Tucson, Arizona  85701
             (Address of principal executive office)  (Zip Code)


                               (602) 571-4000
            (Registrant's telephone number, including area code)





Item 5. Other Events
        ------------

Springerville Coal Contract
---------------------------
On June 27, 1997, the Company signed an agreement with the coal supplier for the Springerville Generating Station to terminate the existing coal supply contract and enter into a new, more cost effective contract with the same supplier. The Springerville Generating Station consists of two 380 megawatt (MW) coal fired generating units which account for 38% of the Company's total net generating capability. A $50 million termination fee was incurred by the Company and is payable in three installments: $30 million paid on June 30, 1997, $10 million due September 30, 1997, and $10 million due March 31, 1998.

The previous coal supply contract covered the useful lives of Springerville Units 1 and 2 and contained a bilateral option to renegotiate the contract price and escalation procedures in 2009 and at intervals of every five years thereafter, with various adjustment clauses which would affect the future cost of delivered coal.

The new coal contract has an initial term of 13 years, beginning July 1, 1997, and ending June 30, 2010, with an extended term of ten years thereafter. During the extension term, the coal supplier has the right of first refusal to match competing offers for a portion of Springerville coal requirements. The new contract also contains more favorable terms to the Company for certain volume, incremental volume, base price, incremental price and price adjustment mechanism requirements. The Company estimates that cost savings under the new contract will be approximately $10 million per year initially and will increase thereafter, resulting in approximately $97.5 million of savings on a present value basis over the life of the contract.

The Company will apply to the Arizona Corporation Commission
(ACC) requesting that the termination fee be treated as a regulatory asset and amortized to fuel expense over the 13-year term of the new agreement. In the interim, the Company has requested an interim accounting order from the ACC to defer the $50 million expense as a regulatory asset until the ACC decides whether the $50 million should be recovered through retail rates. However, if the ACC disallows recovery or denies the request for the interim accounting order, the entire $50 million would immediately be expensed. The Company expects to receive a final determination from the ACC regarding the regulatory treatment of the termination payment before the end of the year.

Wholesale Power Contract
------------------------
On June 26, 1997, the Company signed an agreement to extend and restructure its current wholesale power sale agreement with the Navajo Tribal Utility Authority (NTUA). NTUA is the Company's second largest wholesale customer, purchasing approximately 60 MW of power annually since 1993.

The new agreement, which is subject to approval by the Federal Energy Regulatory Commission (FERC), is responsive
to FERC Order No. 888.   FERC  Order No. 888, among other
things, requires the unbundling and separate pricing of transmission and generation services of all new wholesale market transactions. Under the new arrangement, the Company will provide generation service pursuant to the Power Supply Agreement, while providing the transmission and ancillary services necessary to actually deliver power pursuant to separate network service and operating agreements.

Under the terms of the Amended and Restated Power Supply Agreement, firm capacity sales will be provided in two phases. The first phase runs through May 31, 1999, the original termination date under the replaced agreement. The second phase will extend through December 31, 2009.

During phase one, the Company will continue to serve NTUA's full power requirements in excess of energy and capacity from NTUA's hydroelectric resource. The new contract also provides NTUA the opportunity and ability to serve new industrial loads through purchases in the wholesale marketplace. Phase two of the agreement calls for NTUA to continue purchasing firm power from the Company, while becoming a partial requirements customer with a variety of options to serve its remaining needs. The Company will provide 40 MW of firm power to NTUA in the summer months (May-September) and 50 MW of firm power in the winter months (October-April). The Company may also serve some or all of NTUA's remaining requirements during the second phase of the agreement. Such additional sales would be dependent on service options chosen by the customer. The energy price will be fixed with adjustments for the Company's actual fuel costs.

The Company's current annual revenues from wholesale sales to NTUA are approximately $16.5 million per year. In phase one of the restructured agreement, the Company's annual revenues from sales to NTUA are estimated to be approximately $15 million per year. In the first year of phase two, revenues from sales to NTUA are estimated to range from $9 million to $16 million.

                    *         *         *

     Statements in this report regarding estimated fuel cost savings, the expected timing of a regulatory decision on the coal contract termination fee, and estimated revenues from sales to the NTUA constitute "forward-looking statements" as defined in the Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. The estimates and expectations provided in this report are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that such estimates or expectations will be realized. Some of the important factors that could cause actual results to differ materially from those set forth in the forward-looking statements include unanticipated changes in projected coal usage and price escalation rates, uncertainty regarding the procedural schedule for regulatory consideration of the coal contract termination fee, and factors affecting the NTUA's demand for electricity as well as the availability and cost of alternative supplies to the NTUA.




                          SIGNATURE


     Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                           TUCSON ELECTRIC POWER COMPANY
                                   (Registrant)


Date:  July 3, 1997               Ira R. Adler
                           -------------------------
                                  Ira R. Adler
                           Senior Vice President and
                          Principal Financial Officer